SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

April 9, 2003

(Date of earliest event reported)

VINEYARD NATIONAL BANCORP

(Exact name of registrant as specified in its charter)

California	000-20862	33-0309110

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

9590 Foothill Boulevard, Rancho Cucamonga, California	91730

(Address of principal executive offices)	(Zip Code)

(909) 987-0177

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

ITEM 5.	OTHER EVENTS

     On April 9, 2003, Vineyard National Bancorp (the “Company”), announced that it entered into an Agreement and Plan of Merger, dated as of April 8, 2003, among the Company, its wholly owned subsidiary, Vineyard Bank (“Vineyard Bank”), and Southland Business Bank, a California-chartered commercial bank (“Southland Bank”) (together with all related exhibits, the “Merger Agreement,” a copy of which is attached hereto as Exhibit 2.1), pursuant to which Southland Bank will merge with and into Vineyard Bank, with Vineyard Bank as the surviving corporation (the “Merger”).

     Under the terms of the merger agreement, shareholders of Southland Bank will receive total consideration of $3.2 million for the 527,906 shares currently outstanding to be paid in newly issued shares of common stock from the Company, subject to certain conversion and exchange ratio conditions. To the extent the average closing price of the Company’s common stock is less than $17.78 prior to the measurement date for the transaction, then a portion of the consideration will be paid in cash. The merger is expected to close during the third quarter of the calendar year 2003, pending the receipt of all requisite regulatory approvals and the approval of Southland Bank’s shareholders.

     A copy of the press release issued in connection with the signing of the Merger Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein in its entirety.

ITEM 7.	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

	(a)	Not applicable.

	(b)	Not applicable.

	(c)	The following exhibits are included with this Report:

	Exhibit 2.1	Agreement and Plan of Merger, dated as of April 8, 2003, among Vineyard National Bancorp, Vineyard Bank and Southland Business Bank.

	Exhibit 99.1	Press Release dated April 9, 2003.

ii

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VINEYARD NATIONAL BANCORP

By:	/s/ Gordon Fong

Gordon Fong
Senior Vice President and
Chief Financial Officer

     Date: April 9, 2003.

iii